Contact:	Mark Thomson, CFO
(757) 766-4224

FOR IMMEDIATE RELEASE

Measurement Specialties Announces Expected 3rd Quarter Sales and Updated Sales Guidance for Fiscal Year 2012

Hampton, VA, January 9, 2012 – Measurement Specialties, Inc. (NASDAQ: MEAS), a global designer and manufacturer of sensors and sensor-based systems, announces third quarter sales for the three months ended December 31, 2011 and updated sales guidance for fiscal year 2012.

The Company expects to report consolidated organic net sales of approximately $69 million for the three months ended December 31, 2011.  Including recent acquisitions of Eureka, Celesco and Gentech, the Company expects to report consolidated net sales of approximately $76 million.

Frank Guidone, Company CEO commented, “Although third quarter sales were below our initial forecast and guidance, we had strong bookings during the quarter which we believe will support a recovery in the fourth quarter.  Organic bookings, which exclude recent acquisitions, were approximately $75 million, an 11% increase over the second quarter, resulting in a three and six month book-to-bill ratio of 1.07 and 0.99, respectively.  Consolidated bookings for the third quarter, which include recent acquisitions, were approximately $81 million.  Based on third quarter sales and bookings, we expect to finish fiscal 2012 with annual consolidated net sales ranging from $308 million to $311 million, implying fourth quarter consolidated net sales of $81 to $84 million.”

About Measurement Specialties.  Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics.  MEAS uses multiple advanced technologies – piezo-resistive silicon sensors, application-specific integrated circuits, micro-electromechanical systems (“MEMS”), piezoelectric polymers, foil strain gauges, force balance systems, fluid capacitive devices, linear and rotational variable differential transformers, electromagnetic displacement sensors, hygroscopic capacitive sensors, ultrasonic sensors, optical sensors, negative thermal coefficient (“NTC”) ceramic sensors and mechanical resonators – to engineer sensors that operate precisely and cost effectively.

This release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward looking statements may be identified by such words or phrases  “should”, "intends", “ is subject to”, "expects", "will", "continue", "anticipate", "estimated", "projected", "may", "we believe", "future prospects", or similar expressions.  These forward-looking statements involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, conditions in the general economy and in the markets served by the Company, including changes in the demand for passenger and non-passenger vehicles incorporating our products; success of any reorganization or cost control efforts; ability to raise additional funds; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating prior or future acquisitions; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports.  The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term.  Actual results may differ materially.  The Company assumes no obligation to update the information in this release.

Company Contact:  Mark Thomson, CFO, (757) 766-4224

*****End of Press Release*****

Measurement Specialties Inc.     •     1000 Lucas Way     •     Hampton, VA  23666     •     www.meas-spec.com